IW                                                                     Ivan Webb
--------------------------------------------------------------------------------
                                                 P.O. Box 31, Cisco, Texas 76437
                                                            Phone: (254)442 3968
                                                              Fax: (254)442 3843


April 28, 2000



Board of Directors
Ness Energy International, Inc.
4201 I-20 East Service Road
Willow Park, Texas 76087

Gentleman:

I hereby respectfully tender my resignation as Chief Financial Officer and board member of Ness Energy International, Inc.

As you are aware circumstances have changed which have caused me to become more involved in other projects limiting my time for Ness. In light of this change I will no longer be able to perform the duties as the CEO or as a director. My resignation is to be effective immediately, however, I will be happy to visit or answer questions from Bob Lee, Weaver Tidwell and your attorneys regarding the preparation of the 1999 10-KSB or up coming SB2 filing.


Sincerely,



/s/  Ivan Webb
--------------
     Ivan Webb